REPORT ON FINANCIAL STATEMENT SCHEDULE
                       AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Sierra Monitor Corporation:

The audits referred to in our report dated February 25, 2000, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1999, included in the annual report on Form 10- KSB. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-18241) of Sierra Monitor Corporation of our report dated February 25, 2000, relating to the balance sheets of Sierra Monitor Corporation as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and our report on the related financial statement schedule, which reports appear in the December 31, 1999, annual report on Form 10-KSB of Sierra Monitor Corporation.

                                                                    /s/ KPMG LLP
Mountain View, California
March 28, 2000